Exhibit 8.1

Subsidiaries of Registrant

Company	Country or Jurisdiction of Organization	Percentage of Voting Securities Owned
Brooge Petroleum and Gas Investment Company FZE	United Arab Emirates	100%
BPGIC International	Cayman Islands	100%

All of the above subsidiaries are included in the consolidated financial statements of the Company as of December 31, 2019.